Exhibit 99.1

Tellurian Inc.

Annual Report

Fiscal Year Ended December 31, 2016

i

EXPLANATORY NOTE

On February 10, 2017 (the “Merger Date”), Tellurian Inc., which was formerly known as Magellan Petroleum Corporation (“Magellan”), completed the merger (the “Merger”) contemplated by the previously announced Agreement and Plan of Merger, dated as of August 2, 2016, by and among Magellan, Tellurian Investments Inc. (“Tellurian Investments”) and River Merger Sub, Inc. (“Merger Sub”), as amended (the “Merger Agreement”). At the effective time of the Merger, Merger Sub merged with and into Tellurian Investments, with Tellurian Investments continuing as the surviving corporation and a subsidiary of Magellan. Immediately following the completion of the Merger, Magellan amended its certificate of incorporation and bylaws to change its name to “Tellurian Inc.” In connection with the Merger, each outstanding share of common stock of Tellurian Investments was exchanged for 1.300 shares of Magellan common stock. The Merger is accounted for as a “reverse acquisition” under accounting principles generally accepted in the United States (“U.S. GAAP”). Therefore, Tellurian Investments is treated as the accounting acquirer in the Merger. References in this annual report to “we,” “us,” “our,” “Tellurian” or the “Company” refer to Tellurian Inc., except where the context indicates otherwise (including in the financial statements included herein, where references to the “Company” refer to Tellurian Investments or its predecessor, as applicable).

This annual report is being mailed to stockholders of Tellurian in compliance with Rule 14a-3(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the Company’s annual meeting of stockholders to be held on September 20, 2017. This report includes, among other things, financial statements and disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operation” as of and for the year ended December 31, 2016. Those disclosures relate to Tellurian Investments (and its predecessor) because, as noted above, Tellurian Investments is treated as the accounting acquirer in the Merger. Financial statements of the Company as of and for the quarters ended March 31, 2017 and June 30, 2017 is included in Quarterly Reports on Form 10-Q for those periods filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 10, 2017 and on or about August 9, 2017. You should read those reports, which are available at the SEC’s website at www.sec.gov and on our website at tellurianinc.com, for certain updated financial and other information. You should also read the “Risk Factors” sections of Exhibit 99.1 to our Current Report on Form 8-K/A filed with the SEC on March 15, 2017 and our other filings with the SEC for a discussion of certain risks that could affect the value of an investment in our securities. Also, see “Cautionary Information About Forward-Looking Statements” in this report.

ABOUT TELLURIAN INC.

Tellurian intends to create value for shareholders by developing low-cost natural gas-related infrastructure, profitably delivering natural gas to customers worldwide and pursuing value-enhancing, complementary business lines in the energy industry. Tellurian owns all of the stock of Tellurian Investments, which indirectly owns a 100% ownership interest in each of Driftwood LNG LLC, a Delaware limited liability company (“Driftwood LNG”), and Driftwood Pipeline LLC, a Delaware limited liability company (“Driftwood Pipeline”), and directly owns a 100% membership interest in Tellurian Services LLC, a Delaware limited liability company (“Tellurian Services”).

Tellurian plans to own, develop and operate natural gas liquefaction facilities, storage facilities and loading terminals and is developing a liquefied natural gas (“LNG”) terminal facility (the “Driftwood terminal”) and an associated pipeline (the “Driftwood pipeline”) in Southwest Louisiana (the Driftwood terminal and the Driftwood pipeline collectively, the “Driftwood Project”). The proposed Driftwood terminal will have a liquefaction capacity of approximately 26 million tonnes per annum (“mtpa”), situated on approximately 1,000 acres in Calcasieu Parish, Louisiana. The proposed terminal facility will include up to twenty liquefaction trains, three full containment LNG storage tanks and three marine berths. In February 2016, Tellurian engaged Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) to perform a Front-End Engineering and Design (“FEED”) study for the Driftwood terminal, which was completed in June 2017. Based on the progress of such FEED study to date, Tellurian estimates construction costs for the Driftwood terminal of approximately $500 to $600 per mtpa ($13 to $16 billion) before owners’ costs, financing costs and contingencies.

Tellurian is developing the proposed Driftwood pipeline, a new 96-mile large diameter pipeline which will interconnect with 13 existing interstate pipelines throughout Southwest Louisiana to secure adequate natural gas feedstock for the Driftwood terminal. The Driftwood pipeline will be comprised of 48-inch, 42-inch, 36-inch and 30-inch diameter pipeline segments, and three compressor stations totaling approximately 270,000 horsepower, all as necessary to provide approximately 4.0 Bcf/d of average daily gas transportation service. In June 2016, Tellurian engaged Bechtel to perform a FEED study for the Driftwood pipeline, which was completed in March 2017. Based on the progress of such FEED study to date, Tellurian estimates construction costs for the Driftwood pipeline of approximately $1.6 to $2.0 billion before owners’ costs, financing costs and contingencies.

The Company was founded in 1957 and incorporated in Delaware in 1967 as Magellan Petroleum Corporation. As discussed in “Explanatory Note,” we changed our corporate name to Tellurian Inc. shortly after completing the Merger with Tellurian Investments in February 2017. Our common stock has been trading on the NASDAQ Stock Market since 1972. It currently trades under the ticker symbol “TELL.”

Our principal executive offices are located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002, and our telephone number is (832) 962-4000. We maintain a website at http://www.tellurianinc.com. The information contained in, or that can be accessed through, our website is not part of this report.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

The information in this report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events, or developments with respect to our financial condition, results of operations, or economic performance that we expect, believe, or anticipate will or may occur in the future, or that address plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements relate to, among other things:

•	our businesses and prospects;

•	our ability to continue as a going concern;

•	planned or estimated capital expenditures;

•	availability of liquidity and capital resources;

•	our ability to obtain additional financing as needed;

•	expenses and projected cash burn rates;

•	progress in developing Tellurian’s principal project and the timing of that progress;

•	future values of that project or other interests or rights that Tellurian holds; and

•	government regulations, including our ability to obtain necessary governmental permits and approvals.

Our forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the following:

•	the uncertain nature of the demand for and price of natural gas;

•	risks related to shortages of LNG vessels worldwide;

•	technological innovation which may render our anticipated competitive advantage obsolete;

•	risks related to a terrorist or military incident involving an LNG carrier;

•	changes in legislation and regulations relating to the LNG industry, including environmental laws and regulations that impose significant compliance costs and liabilities;

•	uncertainties regarding our ability to maintain sufficient liquidity and capital resources to implement our projects;

•	our limited operating history;

•	our ability to attract and retain key personnel;

•	risks related to doing business in, and having counterparties in, foreign countries;

•	our reliance on the skill and expertise of third-party service providers;

•	the ability of our vendors to meet their contractual obligations;

•	risks and uncertainties inherent in management estimates of future operating results and cash flows;

•	development risks, operational hazards, and regulatory approvals; and

•	risks and uncertainties associated with litigation matters.

The forward-looking statements in this report speak as of the date hereof. Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any commitment to do so except as required by securities laws.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

EKS&H LLLP (“EKS&H”) served as the independent registered public accounting firm of the Company (and its subsidiaries) as of and for the fiscal years ended June 30, 2015 and 2016. Deloitte & Touche LLP (“Deloitte”) served as the independent registered public accounting firm of Tellurian Investments. Upon closing of the Merger, it was determined that EKS&H would be dismissed and that Deloitte would serve as the independent registered public accounting firm of the Company. The decision to engage Deloitte was made by the Audit Committee on February 10, 2017.

During the fiscal years ended June 30, 2015 and 2016, EKS&H’s reports on the Company’s financial statements did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that each report contained a modification to the effect that there was substantial doubt as to the Company’s ability to continue as a going concern.

During the fiscal years ended June 30, 2015 and 2016 and the subsequent period through February 13, 2017, (i) there were no disagreements between the Company and EKS&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of EKS&H, would have caused EKS&H to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, and (ii) there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended June 30, 2015 and 2016 and the subsequent period through February 13, 2017, the Company did not consult with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis presents the view of the management of Tellurian Investments of the business, financial condition and overall performance of Tellurian Investments and its subsidiaries for the periods presented and should be read in conjunction with Tellurian Services’ audited financial statements for the period ended April 9, 2016 and the years ended December 31, 2015 and 2014, as well as Tellurian Investments’ consolidated financial statements for the year ended December 31, 2016 contained elsewhere in this report. In addition, this information should be read in conjunction with the Quarterly Reports of Tellurian for the quarterly periods ended March 31, 2017 and June 30, 2017, which were filed with the SEC on May 10, 2017 and on or about August 9, 2017, respectively, as those reports include more recent information regarding the results of operation and financial condition of Tellurian and its subsidiaries, including Tellurian Investments.

The discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Cautionary Information Concerning Forward-Looking Statements.”

Overview of Business

Tellurian Investments is a privately held Delaware corporation headquartered in Houston, Texas. Tellurian Investments owns a 100% membership interest in Tellurian LNG LLC, a Delaware limited liability company (“Tellurian LNG”), a 100% membership interest in Tellurian Services and a 100% ownership interest in Tellurian LNG UK Ltd. Tellurian LNG owns a 100% membership interest in each of Driftwood LNG LLC and Driftwood Pipeline LLC.

On December 29, 2015, PLX Holdings LLC (“PLX”) was formed under Delaware law as a limited liability company. On February 23, 2016, PLX converted into a Delaware corporation and changed its name to “Tellurian Investments Inc.” On April 9, 2016, Tellurian Investments acquired Tellurian Services.

Recent Events

On August 2, 2016, Tellurian Investments, Magellan, and Merger Sub entered into the Merger Agreement. The Merger Agreement contemplated that each outstanding share of common stock of Tellurian Investments would be exchanged for 1.300 shares of common stock of Magellan and that Merger Sub would merge with and into Tellurian Investments, with Tellurian Investments continuing as the surviving corporation and a direct subsidiary of Magellan. The Merger was completed on February 10, 2017. Despite Magellan being the parent entity following the Merger, Tellurian Investments is the accounting acquirer for financial accounting purposes.

On November 23, 2016, Tellurian Investments issued 5.5 million shares of Series A convertible preferred stock (the “Series A Preferred Stock”) to GE Oil & Gas, Inc. (now known as GE Oil & Gas, LLC) (“GE”), a subsidiary of General Electric Company, for an aggregate purchase price of $25 million. On March 31, 2017, each share of Series A Preferred Stock was converted into one share of Series B convertible preferred stock of Tellurian (the “Series B Preferred Stock”) pursuant to the terms of the Amended and Restated Certificate of Incorporation of Tellurian Investments. Effective as of June 28, 2017, Tellurian and GE entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company granted GE certain registration rights with respect to the shares of Tellurian common stock issuable to GE upon conversion of the shares of Series B Preferred

Stock held by GE, as contemplated under the terms of the agreements entered into in connection with GE’s purchase of the Series A Preferred Stock. On June 30, 2017, GE, as the holder of all 5.5 million outstanding shares of Series B Preferred Stock, exercised its right to convert all such shares of Series B Preferred Stock into 5.5 million shares of Tellurian common stock pursuant to, and in accordance with, the terms of the Series B Preferred Stock.

On December 19, 2016, Tellurian Investments entered into a common stock purchase agreement with TOTAL Delaware, Inc. (“TOTAL”), a Delaware corporation and subsidiary of TOTAL S.A., pursuant to which agreement Tellurian Investments agreed to issue 35.4 million shares of its common stock to TOTAL for an aggregate purchase price of approximately $207 million. The TOTAL investment was completed on January 3, 2017.

Net proceeds from the GE and TOTAL investments are being used to fund capital expenses and other costs related to the Driftwood Project and other general corporate purposes.

Results of Operations

Tellurian Investments had no significant activities from its date of formation, December 29, 2015, through December 31, 2015. Tellurian Services is considered the accounting predecessor for all periods prior to 2016. Below is a discussion of Tellurian Investments’ (the successor) operating results for the year ended December 31, 2016.

	2016 Successor	2015 Predecessor	2014 Predecessor
	($ in thousands)
Revenue	$—	$1,375	$1,376
Revenue, related parties	—	311	84

Total revenue	—	1,686	1,460
Costs and expenses:
Development or operating expenses	47,215	263	129
General and administrative	46,515	1,318	700

Total costs and expenses	93,730	1,581	829
(Loss) income from operations	(93,730)	105	631
Loss on preferred stock exchange feature	(3,308)	—	—
Other income, net	217	—	—
Income (loss) before income tax benefit	(96,821)	105	631
Provision for income tax benefit	166	—	—

Net (loss) income	$(96,655)	$105	$631

Year Ended December 31, 2016

Development or operating expenses

Development or operating expenses of $47.2 million recorded for the year ended December 31, 2016 are made up primarily of engineering costs of $42.2 million and $577 thousand in amortization of prepaid lease expenses related to the ground lease for a port facility.

General and administrative expenses

General and administrative (“G&A”) expenses of $46.5 million for the year ended December 31, 2016 are made up primarily of share-based compensation expense of $24.5 million, salary and other accrued compensation expenses of $11.5 million and legal and other professional fees of $7.6 million.

Loss on preferred stock exchange feature

Loss on preferred stock exchange feature was $3.3 million for the year ended December 31, 2016, net. Loss on preferred stock exchange feature represents the increase in value of the ability of the holder of the Series A Preferred Stock to exchange the stock into shares of Tellurian after the Merger.

Other income, net

Other income was $217 thousand for the year ended December 31, 2016, net. Other income consists of office space sublease income, service fees and labor costs of employees providing services for sublease tenants, net of expenses.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenue

Tellurian Services’ revenue of $1.4 million for the years ended December 31, 2015 and 2014 is attributable to a contract related to the creation and distribution of an LNG industry analyst report delivered to Origin Energy Ltd. (the “Analyst Report”).

Revenue, related party

Tellurian Services’ related-party revenue in 2015 related to compensation under service agreements with entities to provide certain general administrative and management services, and increased by $227 thousand from $84 thousand in 2014 to $311 thousand in 2015, due to the addition of new related-party revenue streams from Parallax Enterprises LLC and its subsidiaries.

Total costs and expenses

Total costs and expenses consist of amounts incurred to create and distribute the Analyst Report and corporate general and administrative activities. Total costs and expenses increased due to an increase in salary expense related to operations and the activities required to create and distribute the Analyst Report.

Period Ended April 9, 2016 Compared to Year Ended December 31, 2015

Set forth below is a discussion of Tellurian Services’ results of operations for the period from January 1, 2016 to April 9, 2016 (the date of acquisition by Tellurian Investments) and the year ended December 31, 2015.

	For the Period from January 1, 2016 through April 9, 2016	For the Year Ended December 31, 2015
Revenue	$—	$1,375
Revenue, related party	31	311

Total revenue	31	1,686
Costs and expenses:
Operating expenses	52	263
General and administrative	617	1,318

Total operating expenses	669	1,581
(Loss) income from operations	(638)	105
Net (loss) income	(638)	105

Revenue

Tellurian Services had no revenue in 2016 due to the termination of the contract related to the creation and distribution of the Analyst Report. The termination of the contract was effective July 1, 2015.

Total costs and expenses

Total costs and expenses decreased in 2016 due to the shortened comparative period.

Liquidity and Capital Resources

Tellurian Investments is primarily engaged in developing the Driftwood Project, which will require significant amounts of capital and is subject to risks and delays in completion. Even if successfully completed, the project will not begin to operate and generate significant cash flows until at least several years from now, which management currently anticipates being 2022. Construction of the LNG terminal and pipeline facilities would begin after all required federal, state and local permits have been obtained. Tellurian Investments expects to receive all regulatory approvals and commence construction in 2018, produce the first LNG in 2022 and achieve full operations in 2025.

Tellurian Investments estimates construction costs of approximately $500 to $600 per mtpa ($13 to $16 billion) for the Driftwood terminal and approximately $1.6 to $2.0 billion for the Driftwood pipeline, in each case before owners’ costs, financing costs and contingencies. Tellurian Investments anticipates funding more immediate liquidity requirements relative to developmental and general and administrative costs for the Driftwood Project through the use of cash from the completed equity issuances discussed above and future issuances of securities.

Tellurian Investments currently expects that the long-term capital requirements for the Driftwood Project will be financed in part through project financing and proceeds from future debt and equity offerings. If these types of financing are not available, Tellurian and/or Tellurian Investments will be required to seek alternative sources of financing, which may not be available on acceptable terms, if at all.

Our expectations regarding the foregoing matters are subject to numerous risks and uncertainties, and actual results could differ materially from our expectations. Please see “Cautionary Information About Forward-Looking Statements” in this report and the “Risk Factors” sections of Exhibit 99.1 to our Current Report on Form 8-K/A filed with the SEC on March 15, 2017 and our other filings with the SEC.

Sources and Uses of Cash – Tellurian Investments

Tellurian Investments had no significant activities from its date of formation, December 29, 2015, through December 31, 2015. As noted above, Tellurian Services is considered the accounting predecessor for all periods prior to 2016. Below is a discussion of Tellurian Investments’ cash flows for the year ended December 31, 2016, as compared to Tellurian Services’ cash flows for the year ended December 31, 2015.

Operating Activities

Cash used in operating activities by Tellurian Investments of $50.4 million for the year ended December 31, 2016 primarily reflects net cash used for Driftwood Project activities of $30.7 million, personnel costs of $6.2 million and other development activities of $13.5 million.

Cash provided by operating activities for Tellurian Services of $810 thousand for the year ended December 31, 2015 primarily reflects cash funding provided by a related party for activities associated with the preparation of the Analyst Report.

Investing Activities

During the year ended December 31, 2016, Tellurian Investments used $10.5 million of cash related to investing activities. During the year ended December 31, 2015, Tellurian Services used $306 thousand of cash related to investing activities. All cash flow outlays related to investing activities were used in the purchase of land and property, plant and equipment, except for $251 thousand in cash of Tellurian Services that was used in connection with the issuance of a note receivable to a related party. Tellurian Investments had $210 thousand in cash provided by the acquisition of Tellurian Services.

Financing Activities

During the year ended December 31, 2016, Tellurian Investments was provided $82.3 million of cash by financing activities as a result of the issuance of common and preferred shares offset by the equity offering costs of $1.7 million. During the year ended December 31, 2015, Tellurian Services used $173 thousand as a result of distributions made to members.

Sources and Uses of Cash — Tellurian Services

Operating Activities

Cash used by operations of $111 thousand in the period from January 1, 2016 to April 9, 2016 primarily reflects net losses offset by cash generated by components of working capital. The components of working capital provided cash of $516 thousand in 2016. Total cash generated by the $1 thousand decrease in accounts receivable, the $13 thousand decrease in prepaid expenses, the $281 thousand increase in accounts payable and the $253 thousand increase in related-party accounts payable was offset by a $32 thousand decrease in related-party accounts receivable.

Cash provided by operations of $810 thousand generated in the year ended December 31, 2015 primarily reflects earnings offset by cash used by components of working capital. The components of working capital provided cash of $585 thousand in 2015. Total cash used by the $19 thousand increase in prepaid expenses, the $236 thousand decrease in accounts payable and the $74 thousand decrease in related-party accounts payable was offset by a $39 thousand decline in accounts receivable and the $875 thousand decrease in related-party accounts payable.

Cash provided by operations of $351 thousand generated in 2014 primarily reflects earnings offset by cash used by components of working capital. The components of working capital consumed cash of $284 thousand in 2014. Total cash used by the $1.1 million increase in related-party accounts receivable, the $22 thousand increase in prepaid expenses and the $49 thousand increase in accounts receivable was offset by a $400 thousand increase in accounts payable and a $462 thousand increase in related-party accounts payable.

Investing Activities

During the period from January 1, 2016 to April 9, 2016 and the years ended December 31, 2015 and 2014, Tellurian Services used $268 thousand, $306 thousand and $115 thousand, respectively, of cash related to investing activities. In 2015, there was a cash outlay in exchange for a related-party note receivable. All other cash flow outlays related to investing activities were used in the purchase of property, plant and equipment.

Financing Activities

During the period from January 1, 2016 to April 9, 2016, there were no cash financing activities. During the year ended December 31, 2015, Tellurian Services used cash of $173 thousand as a result of distributions made to members. During the year ended December 31, 2014, Tellurian Services was provided $22 thousand of cash related to financing activities from member contributions.

Summary of Critical Accounting Policies and Estimates

The preparation of financial statements requires the use of judgments and estimates. Our critical accounting policies are described below to provide a better understanding of how we develop our assumptions and judgments about future events and related estimations and how they can impact our financial statements. A critical accounting estimate is one that requires our most difficult, subjective or complex judgments and assessments and is fundamental to our results of operations. We identified our most critical accounting estimates to be:

•	the likelihood of our projects entering the construction phase;

•	purchase price allocation for acquired businesses;

•	valuations of long-lived assets, including intangible assets and goodwill;

•	share-based compensation issued prior to the Merger; and

•	forecasting our effective income tax rate, including the realizability of deferred tax assets.

We base our estimates on historical experience and on various other assumptions we believe to be reasonable according to current facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We believe the following are the critical accounting policies used in the preparation of our financial statements, as well as the significant estimates and judgments affecting the application of these policies. This discussion and analysis should be read in conjunction with our financial statements and related notes included in this report.

Accounting for LNG Development Activities

Because we have been in the preliminary stage of developing our LNG receiving terminals, substantially all of the costs to date related to such activities have been expensed. These costs primarily include professional fees associated with FEED work and obtaining an order from the U.S. Federal Energy Regulatory Commission authorizing construction of our terminals and other required permitting for the Driftwood Project and related natural gas pipelines.

The decision to capitalize costs involves estimating the probability of our LNG terminal projects entering the construction phase. Generally, we will begin capitalizing the costs of our LNG receiving terminals and related pipelines once the individual project meets the following criteria: (i) regulatory approval has been received, (ii) financing for the project is available and (iii) management has committed to commence construction. Prior to meeting these criteria, most of the costs associated with a project are expensed as incurred. These costs primarily include professional fees associated with FEED work, costs of securing necessary regulatory approvals, and other preliminary development activities related to our LNG receiving terminals and related pipelines.

Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include land and lease option costs that are capitalized as property, plant and equipment and certain permits that are capitalized as intangible LNG assets. The costs of lease options are amortized over the life of the lease once obtained. If no lease is obtained, the costs are expensed.

Fair Value

When necessary or required by U.S. GAAP, we estimate the fair value of (i) long-lived assets for impairment testing, (ii) reporting units for goodwill impairment testing, (iii) assets acquired and liabilities assumed in business combinations and (iv) prior to the Merger, share-based compensation. When we are required to measure fair value and there is not a market-observable price for the asset or liability or a similar asset or liability, we use the cost, income, or market valuation approach depending on the quality of information available to support management’s assumptions. The cost approach is based on management’s best estimate of the current asset replacement cost. The income approach is based on management’s best assumptions regarding expectations of projected cash flows and discounts the expected cash flows using a commensurate risk-adjusted discount rate. The market approach is based on management’s best assumptions regarding prices and other relevant information from market transactions involving comparable assets. Such evaluations involve significant judgment, and the results are based on expected future events or conditions, such as sales prices, estimates of future LNG production, development, construction and operating costs and the timing thereof, future net cash flows, economic and regulatory climates and other factors, most of which are often outside of management’s control. However, assumptions used reflect a market participant’s view of long-term prices, costs and other factors, and are consistent with assumptions used in our business plans and investment decisions.

Goodwill

Goodwill represents the excess of cost over fair value of the assets of businesses acquired. We test goodwill for impairment annually during the fourth quarter, or more frequently as circumstances dictate. The first step in assessing whether an impairment of goodwill is necessary is an optional qualitative assessment to determine the likelihood of whether the fair value of the reporting unit is greater than its carrying amount. If we conclude that it is more likely than not that the fair value of the reporting unit exceeds the related carrying amount, further testing is not necessary. If the qualitative assessment is not performed or indicates that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, we compare the estimated fair value of the reporting unit to which goodwill is assigned to the carrying amount of the associated net assets, including goodwill. An impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value is then recognized.

A lower fair value estimate in the future for our LNG terminal reporting unit could result in impairment of goodwill. Factors that could trigger a lower fair value estimate include significant negative industry or economic trends, cost increases, disruptions to our business and regulatory or political environment changes or other unanticipated events.

Share-Based Compensation

The assumptions used in calculating the fair value of share-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future.

Through May 2016, Tellurian Investments determined the fair value of share-based compensation using the price paid for private placements of stock. Beginning in June 2016 and through the date of the Merger, the fair value of share-based compensation was determined through the use of a model which utilizes certain observable inputs such as the price of Magellan common stock at various points in time as well as unobservable inputs related to the weighted probabilities of certain Merger-related scenarios at each valuation date. Prior to the Merger, the Company’s method also considered a discount for the lack of marketability of Tellurian Investments common stock, which was determined through the use of commonly accepted methods. As the Company has only restricted shares outstanding related to unvested share-based compensation, awards issued after the Merger are based on the quoted market prices for Tellurian shares.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the current period’s provision for income taxes. A full valuation allowance equal to our net deferred tax asset balance has been established due to the uncertainty of realizing the tax benefits related to our net deferred tax assets.

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

Name	Age	Title
Meg A. Gentle	43	President and Chief Executive Officer
R. Keith Teague	52	Executive Vice President and Chief Operating Officer
Antoine J. Lafargue	42	Senior Vice President and Chief Financial Officer
Daniel A. Belhumeur	39	General Counsel
Khaled Sharafeldin	54	Chief Accounting Officer

Board of Directors

Name	Age	Occupation
Diana Derycz-Kessler (1)(2)(3)	52	Principal, Bristol Capital Advisors, LLC
Dillon J. Ferguson (3)	70	Partner, Pillsbury Winthrop Shaw Pittman LLP
Meg A. Gentle	43	President and Chief Executive Officer, Tellurian Inc.
Martin Houston	59	Vice Chairman
Jean Jaylet	52	Vice President LNG & Economy, TOTAL S.A. (Gas, Renewables & Power branch)
Brooke A. Peterson (1)(2)	67	Chief Executive Officer, Ajax Holdings M and M LLC (d/b/a Coldwell Banker Mason Morse)
Charif Souki	64	Chairman
Don A. Turkleson (1)	63	Retired finance executive and Certified Public Accountant

Committee membership:

(1)	Audit Committee
(2)	Compensation Committee
(3)	Governance and Nominating Committee

MARKET PRICE INFORMATION

Stock Prices

Tellurian common stock is currently traded on the NASDAQ Capital Market under the symbol “TELL.” The following table presents the quarterly high and low intraday prices during the periods indicated, as adjusted for the one-for-eight reverse stock split approved by stockholders and completed on July 10, 2015. These sales reflect prices between dealers and do not include retail markups, markdowns or commissions.

	Sales Price
Quarter Ended	High	Low
September 30, 2017 (through August 4, 2017)	$10.77	$8.90
June 30, 2017	$12.54	$8.27
March 31, 2017	$21.74	$9.69
December 31, 2016	$11.95	$4.85
September 30, 2016	$7.17	$1.11
June 30, 2016	$1.41	$0.80
March 31, 2016	$1.49	$0.20
December 31, 2015	$0.83	$0.48
September 30, 2015	$3.60	$0.53
June 30, 2015	$5.44	$2.00
March 31, 2015	$7.44	$4.08

Number of Stockholders

Based on information received from Tellurian’s stock transfer agent, as of August 4, 2017, the number of record holders of Tellurian common stock was approximately 628, and the number of beneficial owners was approximately 8,051.

Dividends

The Company has never paid a cash dividend on its common stock. Any future dividends on Tellurian common stock will be at the discretion of the Tellurian board of directors and will be dependent upon Tellurian’s earnings, financial condition and other factors. The Tellurian board of directors has no plans to pay any dividends in the foreseeable future. In addition, the Tellurian Series B convertible preferred stock prohibits Tellurian from paying any dividends on the Tellurian common stock while such preferred stock is outstanding.

Reverse Stock Split

On July 10, 2015, the Company filed an amendment to its certificate of incorporation to effect a one-for-eight reverse stock split of its common stock, effective July 10, 2015. All share and per share amounts relating to the common stock, stock options to purchase common stock, and the respective exercise prices of each such option included within this report have been retroactively adjusted to reflect the reduced number of shares resulting from this action. The par value and the number of authorized, but unissued, shares remain unchanged following the reverse stock split. No fractional shares were issued following the reverse stock split, and the Company paid cash in lieu of any fractional shares resulting from the reverse stock split.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Tellurian Inc. and Subsidiaries

Houston, Texas

We have audited the accompanying consolidated balance sheet of Tellurian Investments Inc. and its subsidiaries (the “Company”) as of December 31, 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tellurian Investments Inc. and its subsidiaries as of December 31, 2016 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas March 15, 2017

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per-share amounts)

December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$21,398
Accounts receivable	48
Accounts receivable due from related parties	1,333
Prepaid expenses and other current assets	1,964

Total current assets	24,743

Property, plant and equipment, net	10,993
Goodwill	1,190
Note receivable due from related party	251
Other non-current assets	1,901

Total assets	$39,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$24,403
Accounts payable due to related parties	323

Total current liabilities	24,726

Embedded derivative	8,753

Commitments and contingencies (Note 8)

Stockholders’ equity:
Series A convertible preferred stock, par value $0.001 per share; 5,468 shares authorized and outstanding	5
Common stock, par value $0.001 per share; 200,000 shares authorized; 109,609 shares issued and outstanding as of December 31, 2016	101
Additional paid-in capital	102,148
Accumulated deficit	(96,655)

Total stockholders’ equity	5,599

Total liabilities and stockholders’ equity	$39,078

The Notes to the Consolidated Financial Statements are an integral part of these statements.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per-share amounts)

Year Ended December 31, 2016
Revenue	$—

Costs and expenses:
Development expenses	47,215
General and administrative	46,515

Total development costs and expenses	93,730

Loss from operations	(93,730)

Loss on preferred stock exchange feature	(3,308)
Other income, net	217

Loss before income tax benefit	(96,821)
Provision for income tax benefit	166

Net loss attributable to common stockholders	$(96,655)

Net loss per common share:
Basic and diluted	$(1.31)

Weighted average shares outstanding:
Basic and diluted	73,689

The Notes to the Consolidated Financial Statements are an integral part of these statements.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Shares		Par Value		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock	Series A Preferred Stock	Common Stock	Series A Preferred Stock
Balance, January 1, 2016	—	—	$—	$—	$—	$—	$—

Common stock issued for acquisition	500	—	1	—	999	—	1,000
Issuance of common stock	98,356	—	98	—	57,276	—	57,374
Issuance of Series A convertible preferred stock	—	5,468	—	5	19,380	—	19,385
Restricted stock awards	8,848	—	—	—	265	—	265
Share-based compensation	1,905	—	2	—	24,228	—	24,230
Net loss	—	—	—	—	—	(96,655)	(96,655)

Balance, December 31, 2016	109,609	5,468	$101	$5	$102,148	$(96,655)	$5,599

The Notes to the Consolidated Financial Statements are an integral part of these statements.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

Year Ended December 31, 2016
Cash flows from operating activities:
Net loss	$(96,655)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	69
Loss on disposal of assets	185
Loss on Series A convertible preferred stock exchange feature	3,308
Deferred income tax benefit	(170)
Share-based compensation	24,495
Changes in operating assets and liabilities:
Accounts receivable	(39)
Accounts receivable due from related parties	(124)
Prepaid expenses and other current assets	(1,936)
Accounts payable and accrued liabilities	22,393
Accounts payable due to related parties	(53)
Other, net	(1,903)

Net cash used in operating activities	(50,430)

Cash flows from investing activities:
Purchases of property—land	(9,491)
Purchase of property, plant and equipment	(1,225)
Cash received in acquisition	210

Net cash used in investing activities	(10,506)

Cash flows from financing activities:
Proceeds from the issuance of common stock	59,015
Proceeds from the issuance of preferred stock	25,000
Equity offering costs	(1,681)

Net cash provided by financing activities	82,334

Net Increase in cash and cash equivalents	21,398
Cash and cash equivalents, beginning of the year	—

Cash and cash equivalents, end of the year	$21,398

Supplemental Disclosures:
Net cash paid for income taxes	$4
Property, plant and equipment non-cash accruals	46
Equity offering cost accrual	128

The Notes to the Consolidated Financial Statements are an integral part of these statements.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, DESCRIPTION OF BUSINESS, AND SIGNIFICANT EVENTS

Tellurian Investments Inc., a Delaware corporation based in Houston, Texas (“Tellurian Investments”), plans to develop, own and operate facilities that will produce liquefied natural gas (“LNG”), along with related storage facilities and loading terminals, and pursue complementary business lines in the energy industry.

The terms “we,” “our,” “us,” and “the Company” as used in these notes refer collectively to Tellurian Investments and its subsidiaries unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within Tellurian Investments.

The Company owns a 100% membership interest in Tellurian LNG LLC, a Delaware limited liability company (“Tellurian LNG”), a 100% membership interest in Tellurian Services LLC, a Delaware limited liability company (“Tellurian Services”), and a 100% ownership interest in Tellurian LNG UK Ltd. Tellurian LNG owns a 100% membership interest in each of Driftwood LNG LLC, a Delaware limited liability company (“Driftwood LNG”) and Driftwood Pipeline LLC, a Delaware limited liability company (“Driftwood Pipeline”).

Tellurian Investments is developing, through Tellurian LNG and Tellurian LNG’s wholly owned subsidiaries, an LNG facility with liquefaction capacity of approximately 26 million tonnes per annum on a single site in Calcasieu Parish, Louisiana (the “Driftwood LNG Project”). On June 6, 2016, Driftwood LNG and Driftwood Pipeline commenced the pre-filing process required by the Federal Energy Regulatory Commission’s National Environmental Policy Act for the Driftwood LNG Project. Also, on September 27, 2016, Driftwood LNG filed an application with the U.S. Department of Energy seeking approval under the Natural Gas Act to export up to 26 million tonnes per year of LNG.

On December 29, 2015, Tellurian Investments was formed as PLX Holdings LLC (“PLX”), originally organized under Delaware law as a limited liability company, and converted from a limited liability company to a privately-held Delaware corporation on February 23, 2016. The conversion of PLX into Tellurian Investments had no effect on the Consolidated Financial Statements as the financial activity prior to the conversion consisted primarily of immaterial formation costs.

On August 2, 2016, Tellurian Investments, Magellan Petroleum Corporation, a Delaware corporation (“Magellan”), and River Merger Sub, Inc., a Delaware corporation, and a direct wholly owned subsidiary of Magellan (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, each outstanding share of common stock, par value $0.001 per share, of Tellurian Investments was to be exchanged for 1.300 shares of common stock, par value $0.01 per share, of Magellan, and Merger Sub was to merge with and into Tellurian Investments (the “Merger”), with Tellurian Investments continuing as the surviving corporation and a direct subsidiary of Magellan. The Merger was completed on February 10, 2017, and, concurrent with the Merger, Magellan Petroleum Corporation was renamed Tellurian Inc. Immediately following the Merger, the pre-Merger shareholders of Tellurian Investments held or had the right to receive approximately 96.3% of the outstanding Tellurian Inc. common stock. The Merger will be accounted for as a “reverse acquisition,” with Tellurian Investments presented as the acquirer for accounting purposes. For additional information related to the closing of the Merger, see “Note 15, Subsequent Events.”

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 2 — LIQUIDITY CONSIDERATIONS

In periods prior to December 31, 2016, Tellurian Investments’ management concluded there was substantial doubt about the ability of the Company to continue as a going concern and sustain development activities for a period of twelve months from its prior assessment. This was due primarily to our cash flow being entirely dependent upon funds received from outside investors. Due to the following matters, Tellurian Investments’ management has concluded that there is no longer substantial doubt about our ability to continue as a going concern for a period of twelve months following the completion of the Consolidated Financial Statements.

On December 19, 2016, Tellurian Investments entered into a common stock purchase agreement with TOTAL Delaware, Inc., a Delaware corporation, and subsidiary of TOTAL S.A. (“TOTAL”), pursuant to which TOTAL agreed to purchase 35.4 million shares of Tellurian Investments common stock for an aggregate purchase price of $207 million. The transaction closed on January 3, 2017. See also “Note 15, Subsequent Events.”

In addition, concurrent with the Merger, Tellurian Inc. filed an automatically-effective “shelf” registration statement with the U.S. Securities and Exchange Commission enabling it to access capital markets and offer and sell from time to time common stock, preferred stock, and warrants to purchase common stock or preferred stock in one or more transactions to fund the needs of Tellurian Inc. and its subsidiaries.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Consolidated Financial Statements include the accounts of Tellurian Investments and its majority owned subsidiaries and entities in which it holds a controlling interest. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and the accompanying notes. Management regularly evaluates its estimates and related assumptions, including those related to the value of property, plant and equipment, goodwill, the collectability of financial assets, income taxes including valuation allowances for net deferred tax assets, embedded features in our preferred stock, and share-based compensation. Changes in facts and circumstances or additional information may result in revised estimates and are accounted for prospectively, and actual results may differ from these estimates.

Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions, measurements of fair value are classified according to the following fair value hierarchy, which prioritizes the inputs to the valuation techniques used to measure fair value and distinguishes between observable and unobservable inputs:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the Company at the measurement date.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

•	Level 2 Inputs: Other than quoted prices included in Level 1, Level 2 inputs are directly or indirectly observable for similar assets or liabilities for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

In determining fair value, we maximize the use of observable inputs and minimize our use of unobservable inputs in arriving at fair value estimates. The Company’s assessment of a particular input to the fair value measurement in its entirety requires judgment and the consideration of factors specific to the asset or liability. In addition to market information, we incorporate transaction-specific details that, in management’s judgment, market participants would take into account in measuring fair value.

The Company’s policy is to recognize transfers in or out of a fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed above for the year ended December 31, 2016 and there have been no transfers in or out of Level 1, Level 2, or Level 3.

The carrying amount of cash and cash equivalents, accounts receivable and accounts payable reported on the Consolidated Balance Sheet approximates fair value. Nonrecurring fair-value measurements are those that require measurement at the transaction date without the need, at inception, to remeasure over subsequent periods. Nonrecurring fair-value measurements have been performed for share-based compensation as disclosed in “Note 10, Share-Based Compensation.”Non-financial assets initially measured at fair value on a nonrecurring basis include certain assets acquired in a business combination and goodwill (see “Note 4, Acquisition”). Recurring fair-value measurements have been performed for an embedded exchange feature in the Tellurian Investments Series A convertible preferred stock (“Tellurian Investments Preferred Shares”) that required recognition for accounting purposes (see “Note 13, Stockholders’ Equity”).

Segments

Due primarily to the fact that we are a development company with no operations, during the year ended December 31, 2016, management allocated resources and assessed financial performance on a consolidated basis. As such, for the purposes of financial reporting under U.S. GAAP during 2016, the Company has operated as a single operating segment whose activities are to develop LNG facilities, along with related storage facilities and loading terminals.

Cash and Cash Equivalents

Tellurian Investments considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable from third parties are primarily related to amounts due under a sublease arrangement for corporate office space. Tellurian Investments routinely reviews outstanding balances, assesses the financial strength of the parties, and records a reserve for amounts not expected to be fully

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

recovered. We have not provided an allowance for doubtful accounts based on management’s expectations that all receivables will be fully collected. The need for an allowance is determined based upon reviews of individual accounts, historical losses, existing economic conditions and other pertinent factors.

Transactions with Related Parties

Tellurian Investments has accounts due from related parties related to agreements with employees to reimburse the Company for certain contingent liabilities recognized by the Company and a note receivable for an advance made to an executive officer (see “Note 8, Commitments and Contingencies”). Related party payables are the result of balances due to related parties assumed in connection with the acquisition of Parallax Services LLC (“Parallax Services”) which remain unpaid. Tellurian Investments considers the accounts receivable from related parties to be collectible. See also “Note 6, Transactions with Related Parties” for further information.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash and cash equivalents and accounts and a note receivables due from related parties. Tellurian Investments maintains cash balances at financial institutions, which may at times be in excess of federally insured levels. Tellurian Investments has not incurred losses related to these balances to date.

Accounting for LNG Development Activities

Generally, we will begin capitalizing the costs of our LNG terminals and related pipelines once the individual project meets the following criteria: (1) regulatory approval has been received, (2) financing for the project is available and (3) management has committed to commence construction. Prior to meeting these criteria and until the affirmative final investment decision (“FID”) by Tellurian Inc.’s Board of Directors to move forward with the project, most of the costs associated with a project are expensed as incurred. These costs primarily include professional fees associated with front-end engineering and design work, costs of securing necessary regulatory approvals, and other preliminary investigation and development activities related to our LNG terminals and related pipelines.

Tellurian Investments will begin capitalizing the costs of its LNG terminals and related pipelines once the Driftwood LNG Project’s FID criteria have been met. Prior to meeting these criteria, most of the costs associated with this project have been expensed as incurred and are classified in the Consolidated Statement of Operations as development expenses.

Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land costs that are capitalized as property, plant and equipment and lease and purchase option payments that have been capitalized in other non-current assets. Costs of the lease and purchase options will be amortized over the life of the lease once obtained, or capitalized into the land if purchased. If no lease or land is obtained, option costs will be expensed.

Should our projects be funded with debt, we will capitalize interest and other related debt costs during the construction period of our LNG terminals and related pipelines. Upon commencement of operations, capitalized interest, as a component of the total cost, will be amortized over the estimated useful life of the asset.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs and general and administrative activities are expensed as incurred. Tellurian Investments depreciates property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in operating expenses.

Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows to be generated from the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value.

At December 31, 2016, property, plant and equipment consisted primarily of land, buildings, leasehold improvements, office furniture and equipment (see “Note 7, Property, Plant and Equipment”).

Income Taxes

Tellurian Investments accounts for income taxes under the asset and liability approach for financial accounting and reporting of income taxes. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is recorded to reduce the carrying value of our deferred tax assets when it is more likely than not that all or a portion of our deferred tax assets will expire before the realization of the benefit or future deductibility is not probable. A valuation allowance equal to our federal and state net deferred tax assets has been established due to the uncertainty of realizing such tax benefits.

Tellurian Investments recognizes the financial statement benefit of an uncertain tax position only after determining that the relevant tax authority would more likely than not sustain the position upon examination.

For further details of matters affecting amounts related to income taxes, see “Note 12, Income Taxes.”

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Goodwill

Goodwill represents the excess of purchase price over fair value of the assets of the business acquired. At December 31, 2016, Tellurian Investments had $1.2 million of goodwill associated with the acquisition of Parallax Services (see “Note 4, Acquisition”).

Tellurian Investments determines its reporting units by identifying each unit that engaged in business activities from which it may earn revenues and incur expenses, had operating results regularly reviewed by the chief operating decision maker for purposes of resource allocation and performance assessment, and had discrete financial information.

Goodwill is assessed at least annually for impairment and whenever events or circumstances indicate that impairment of the carrying value of goodwill is likely. During the fourth quarter of 2016, we performed a qualitative assessment of goodwill as of October 1 to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we fail a qualitative test, then we must first compare our estimate of the fair value of a reporting unit with its carrying value, including goodwill (“Step 1”). If the carrying value of the reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test to measure the amount of goodwill impairment loss to be recorded, as necessary (“Step 2”). Step 2 compares the implied fair value of the reporting unit’s goodwill to the carrying value, if any, of that goodwill. We determine the implied fair value of the goodwill in the same manner as determining the amount of goodwill to be recognized in a business combination.

We completed our annual goodwill assessment noted above and the tests indicated no impairment. As discussed above regarding Tellurian Investments’ use of estimates, the Company’s judgments and assumptions are inherent in its estimate of future cash flows used to determine the estimate of the reporting unit’s fair value. The use of alternate judgments or assumptions could result in the recognition of impairment charges in the financial statements. A lower fair value estimate in the future could result in an impairment of goodwill. Factors that could indicate and cause a lower fair value estimate include significant negative industry or economic trends, cost increases, disruptions to our business, the regulatory or political environment or other unanticipated events.

Share-based Compensation

Tellurian Investments has awarded share-based compensation in the form of stock and restricted stock that are more fully described in “Note 10, Share-Based Compensation.” For equity-classified share-based compensation awards, Tellurian Investments measures share-based compensation based on the grant-date fair value of Tellurian Investments’ common stock and not subsequently remeasured. We had no liability-classified awards as of and for the period ended December 31, 2016.

For awards containing only service conditions or performance conditions deemed probable of occurring, the fair value is recognized as expense over the requisite service period using the straight-line method. Tellurian Investments recognizes compensation cost for awards with performance conditions if and when the Company concludes that it is probable that the performance condition will be achieved, net of an estimate of pre-vesting forfeitures over the requisite service period. For awards where the performance or market condition is not considered probable, compensation cost is deferred until the performance or market condition becomes probable. We reassess the probability of vesting at each reporting period for awards with performance conditions and adjust compensation cost based on our probability assessment.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Loss Contingencies

A loss contingency is recorded if a loss is probable and can be reasonably estimated. We record probable loss contingencies based on the best estimate of the loss. If a range of loss can be reasonably estimated, but no single amount within the range appears to be a better estimate than any other amount within the range, the minimum amount in the range is accrued. These estimates are initially developed earlier than when the ultimate loss is known, and the estimates are adjusted if additional information becomes known.

Net Loss Per Share

Basic net loss per share (“EPS”) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted EPS reflects potential dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period increased by the number of additional common shares that would have been outstanding if the potential common shares had been issued and were dilutive. Basic and diluted EPS for the year ended December 31, 2016 are the same since the potential effect of our unvested restricted stock and the Tellurian Investments Preferred Shares (see “Note 13, Stockholders’ Equity”) is anti-dilutive to our net loss per share. See also “Note 14, Earnings per Common Share.”

Recently Adopted Guidance

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The update provides guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The update is effective for financial statements issued for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The standard did not have a material impact on Tellurian Investments’ Consolidated Financial Statements.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805), which simplifies the accounting for adjustments made to provisional amounts recognized at the acquisition date in a business combination by eliminating the requirement to retrospectively account for such adjustments for which the accounting is incomplete by the end of the reporting period in which the combination occurs. The update is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The adoption did not have a material impact on Tellurian Investments’ Consolidated Financial Statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this ASU eliminate the current requirement for entities to present deferred taxes as a net current asset or liability and net noncurrent asset or liability. Under the new guidance, all deferred tax assets and liabilities, along with the related valuation allowances, should be classified as noncurrent on the balance sheet. The amendments in this update may be applied either prospectively or retrospectively and are effective for annual and interim periods beginning after December 15, 2016. Early adoption was permitted and did not have a material impact on Tellurian Investments’ Consolidated Financial Statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718). This ASU simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this ASU are effective for public entities for annual and

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

interim periods beginning after December 15, 2016. Various transition methods are prescribed depending on the aspect of accounting impacted by the amended guidance. Early adoption was permitted. The retroactive adoption to January 1, 2016 of this amendment did not have a material impact on Tellurian Investments’ Consolidated Financial Statements.

In August 2016, the FASB issued ASU 2016-15 Statement of Cash Flows (Topic 230) — Classification of Certain Cash Receipts and Cash Payments. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The update is effective for financial statements issued for annual periods beginning after December 15, 2017 and for interim periods within those fiscal years. The amendments in this update will be applied using a retrospective transition method to each period presented. Early adoption was permitted and did not have a material impact on Tellurian Investments’ Consolidated Financial Statements.

Accounting Guidance Issued but Not Adopted as of December 31, 2016

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing, and uncertainty of the use of revenues. The update, after a deferral by one year in August 2015 by the FASB, subsequently issued as ASU 2015-14 Revenue from Contracts with Customers (Topic 606), is effective for Tellurian Investments for the annual period beginning after December 15, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. The implementation of this new standard will not affect the amounts shown in our consolidated financial statements and related disclosures as the Company currently has no revenues.

In February 2016, the FASB issued ASU 2016-02, Leases. The update requires lessees to recognize lease assets and lease liabilities on the statement of financial position. The update is effective for financial statements issued for annual periods beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Tellurian Investments is evaluating the potential impact this new standard will have on its consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses by providing a screen to determine when an integrated set of assets or activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, then the amendments (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The amendments also provide a framework to assist entities in evaluating whether both an input and a substantive process are present. These amendments are effective for annual periods beginning after December 15, 2017, including interim periods within those periods, with early application permitted for transactions that have not been previously reported. These amendments will be evaluated in conjunction with future acquisitions or disposals.

In January 2017, FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates Step 2 from the goodwill impairment test. Step 2 required entities to compute the implied fair value of goodwill if it was determined that the

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carrying amount of a reporting unit exceeded its fair value. Under the amendments in this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The goodwill impairment recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. These amendments are effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We expect to apply these amendments for our annual goodwill impairment test as of October 1, 2017, or earlier if events or changes in circumstances indicate that an interim goodwill impairment test is necessary.

NOTE 4 — ACQUISITION

On April 9, 2016, Tellurian Investments acquired Parallax Services LLC (“Parallax Services”), which was renamed Tellurian Services, with equity consideration valued at $1 million. Parallax Services primarily engaged in providing general and administrative support services to a related group of companies, Parallax Enterprises LLC (“Parallax Enterprises”) and Parallax Energy LLC (“Parallax Energy”). The transaction has been accounted for using the acquisition method in accordance with ASC 805, Business Combinations. The purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Consideration:
Elimination of related party payable due to Tellurian Investments	$234
Equity purchase price	1,000

Total consideration	1,234

Fair values of liabilities assumed:
Related party accounts payable	376
Accounts payable	519

Amount attributable to liabilities assumed	895

Fair values of assets acquired:
Cash	210
Accounts receivable	9
Related party accounts receivable	128
Prepaid expenses	28
Related party note receivable	251
Property, plant and equipment	483

Amounts attributable to assets acquired	1,109

Deferred tax liability as a result of acquisition	170

Goodwill	$1,190

Equity consideration related to the acquisition was valued at $2.00 per share, and considered a Level 2 input. A total of 500,000 shares of common stock were exchanged for the entire members’ equity of Parallax Services. Additionally, a related party payable due to Tellurian Investments by a Parallax Services member was eliminated. The allocation of purchase consideration utilized the cost approach to

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determine the replacement cost of property, plant and equipment using published third-party data, and was considered a Level 2 input. The book value of the remaining assets was determined to approximate fair value.

The following unaudited pro forma amounts represent the Company’s results of operations with appropriate adjustments which are expected to have a continuing impact, resulting from the application of the acquisition method of accounting. The pro forma information is provided for informational purposes only and is not necessarily indicative of what Tellurian Investments’ results of operation would have been if the acquisition occurred on January 1, 2016 (in thousands except per-share amounts):

	For the year ended December 31, 2016
	Unaudited
	As Reported	Pro Forma Adjustment		Pro Forma
Revenues	$—	$—		$—
Net loss attributable to common stockholders	(96,655)	(655	)(a)	(97,310)
Net loss per basic share	$(1.31)			$(1.31)
Basic and diluted weighted average common shares outstanding	73,689			74,189

(a)	Adjustment for the historical net loss of Parallax Services of $638 thousand prior to the acquisition less the services fees that were charged to subsidiaries of Tellurian Investments of $17 thousand.

NOTE 5 — PREPAID AND OTHER CURRENT AND NON-CURRENT ASSETS

The components of prepaid expenses and other current assets consist of the following (in thousands):

December 31, 2016
Deposits related to marketing activities	$968
Prepaid rent	315
Subscriptions	165
Stock issuance costs	128
Value-added taxes receivables	111
Other	277

Total prepaid expenses and current assets	$1,964

The components of other non-current assets consist of the following (in thousands):

December 31, 2016
Lease and purchase options	$1,345
Deposits related to marketing activities	551
Other	5

Total other non-current assets	$1,901

Deposits Related to Marketing Activities

Tellurian Investments has made advances to trade conferences and similar events for the purposes of networking, marketing, and public relations in the ordinary course of its development activities. These

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deferred costs relate primarily to conference fees, travel accommodations, and similar event-specific arrangements, which are required to be paid in advance. General marketing and advertising costs not associated with specific events currently are generally expensed and costs that are event-specific are deferred and expensed when the event occurs.

Land Lease and Purchase Options

On April 13, 2016, Tellurian Investments, through its wholly owned subsidiary Driftwood LNG, entered into a ground lease for a port facility adjacent to a tract of land that was acquired in March 2016. The lease provides for a four-year term, subject to a 20-year extension and six 5-year renewals and is accounted for as an operating lease, with rental payments accounted for using the straight-line method. Where payments exceed or are less than the amount of rent expense recognized, prepaid rent or deferred rent payable, respectively, is recognized on the Consolidated Balance Sheet.

During 2016, Tellurian Investments, through its wholly owned subsidiary Driftwood LNG, entered into lease and purchase option agreements (the “Options”) for certain tracts of land and associated river frontage. The Options are for land and provide for four or five-year terms. Upon exercise of the Options, leases are subject to maximum terms of 60 years (inclusive of various renewals) at the option of Tellurian Investments. Lease and purchase option payments have been capitalized in other non-current assets. Costs of the lease and purchase options will be amortized over the life of the lease once obtained, or capitalized into the land if purchased. If no lease or land is obtained, the Options cost will be expensed.

Office Lease

The Company holds a ten-year lease for its corporate headquarters located in Houston, Texas as well as a five-year lease for an office located in London, United Kingdom. Rent expense of $598 thousand was recognized in general and administrative expenses within the Consolidated Statement of Operations for the twelve months ended December 31, 2016. The leases are accounted for as operating leases, with rental payments accounted for using the straight-line method. Where payments exceed or are less than the amount of rent expense recognized, prepaid rent or deferred rent payable, respectively, is recognized on the Consolidated Balance Sheet.

NOTE 6 — TRANSACTIONS WITH RELATED PARTIES

Tellurian Investments had the following outstanding accounts receivable and accounts payable to related parties (in thousands):

December 31, 2016
Accounts receivable due from related parties:
Employee	$1,316
Parallax Energy	17

Total accounts receivable due from related parties	$1,333

Accounts payable due to related parties:
Parallax Enterprises	$297
Parallax Energy	26

Total accounts payable due to related parties	$323

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Employee Accounts Receivable

In 2016, Tellurian Investments recognized a liability related to U.S. federal income tax withholdings on issued share-based compensation. Tellurian Investments entered into agreements with the employees that received share-based compensation to receive payment via wage withholdings if the tax liability is not settled by the employee and recognized receivables due from related parties.

Other Accounts Receivable or Payable with Related Parties

Parallax Energy and its subsidiaries are wholly owned entities of Mr. Martin Houston, a shareholder, and Vice Chairman of Tellurian Investments. During 2016, Tellurian Investments, as a result of the acquisition of Parallax Services in April 2016, had ongoing agreements with Parallax Energy and its subsidiaries to provide certain general administrative and consulting services for a term of one year with automatic yearly extensions (collectively the “Service Agreements”).

Pursuant to the Service Agreements, Tellurian Services was compensated by each entity for its respective services with a fee equal to $25 thousand, paid annually. The total income recorded under the Service Agreements for the twelve months ended December 31, 2016 was approximately $12 thousand, recorded within other income, net in the Consolidated Statement of Operations. Any balance remaining for activity conducted under the Service Agreements is included in accounts receivable due from related parties and accounts payable due to related parties on the Consolidated Balance Sheet.

The outstanding balance as of December 31, 2016, in accounts payable due to related parties is primarily related to Parallax Enterprises and its subsidiaries for activity prior to the acquisition of Parallax Services and was recognized in connection with the acquisition. Parallax Enterprises is partially owned by Mr. Houston and Mr. Christopher Daniels, an officer of Tellurian Investments. The amount is due currently; however, payment will occur when certain legal contingencies relative to Parallax Enterprises are settled. See “Note 8, Commitments and Contingencies.”

Non-current Note Receivable Due from Related Party

Prior to the acquisition, Parallax Services issued an interest-free $251 thousand note receivable to Mr. Houston, a 50% member of Parallax Services. The note was used to provide the collateral required to secure a personal $500 thousand line of credit as part of a covenant related to the office lease.

Other

During 2016, the Company incurred $629 thousand in legal fees to a law firm for advice associated with the Bonini-Kettlety Lawsuit discussed in Note 8, Commitments and Contingencies. A member of our Board of Directors is also a partner at the law firm representing the Company. Additionally, the Company incurred $1 million in fees associated with the private placements of our equity discussed in Note 13, Stockholders’ Equity. A member of our Board of Directors during that time is also a managing partner at the firm conducting the placements.

NOTE 7 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following (in thousands):

December 31, 2016
Land	$9,491
Buildings	549
Leasehold improvements	602
Computer, office equipment and fixtures	420
Accumulated depreciation	(69)

Total property plant and equipment, net	$10,993

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In March 2016, Tellurian Investments, through its wholly owned subsidiary Driftwood LNG, purchased certain tracts of land and buildings in Calcasieu Parish, Louisiana in exchange for $10 million in consideration. The purchase price was allocated between land and buildings based upon their relative fair values at the date of acquisition. Fair value was determined based on a replacement cost approach which contemplates the cost to construct improvements with equivalent utility to the subject, using modern materials and current standards, design, and layout. Estimates of replacement cost for the purpose of developing a market value opinion include three components: direct costs, indirect costs and entrepreneurial profit. In making estimates of fair value, the Company used published results of an appraisal report provided by third-party valuation experts. The Company has determined that such fair value measures are classified as Level 3 of the fair value hierarchy. The allocation between land and buildings was $9.5 million and $0.5 million, respectively.

Property, plant and equipment is depreciated using the straight-line depreciation method. Depreciation expense of $69 thousand for the twelve months ended December 31, 2016, is recorded within development expenses on the Consolidated Statement of Operations. The estimated useful lives of the assets within property, plant and equipment are between 3 and 30 years, as follows:

•	Buildings — 30 years

•	Leasehold improvements — 10 years

•	Computer and office equipment — 3-5 years

•	Furniture and fixtures — 5-15 years

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Contractual Commitments

The Company’s contractual obligations pertain to land and office leases, and various sponsorship and subscription agreements. Future non-cancelable commitments related to these obligations as of December 31, 2016 are presented below (in thousands):

	2017	2018	2019	2020	2021	Thereafter	Total
Office lease	$874	$1,787	$1,739	$1,610	$1,630	$7,293	$14,933
Land lease and options	1,316	1,316	1,554	600	—	—	4,786
Other	773	561	168	168	44	—	1,714

Total contractual commitments	$2,963	$3,664	$3,461	$2,378	$1,674	$7,293	$21,433

Other

Tellurian Investments has various sponsorship commitments in Europe and Asia in 2017 and 2018 and subscription agreements with various industry trade publications and commercial services to provide general market intelligence and commodity price data.

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Legal Matters

Bonini-Kettlety Lawsuit

On May 23, 2016, Simon Bonini and Paul Kettlety (“Bonini and Kettlety”) filed a lawsuit against Tellurian Investments and Tellurian Services, along with each of Messrs. Houston and Daniels and certain entities in which each of Messrs. Houston and Daniels own membership interests, as applicable, in the District Court of Harris County, Texas, alleging among other things, breach of contract, promissory estoppel, quantum meruit, fraud/fraudulent concealment, negligent misrepresentation, breach of fiduciary duty, usurpation/diversion of corporate opportunity, conversion, civil conspiracy and implied partnership.

Bonini and Kettlety allege that there was a binding agreement between Bonini and Kettlety and Messrs. Houston and Daniels to sell an interest in Parallax Enterprises to Bonini and Kettlety and that the ultimate proposed ownership of Parallax Enterprises which was agreed to by Messrs. Houston, Daniels and two other members of Parallax Enterprises did not reflect the parties’ agreement. Bonini and Kettlety allege that their agreed upon ownership in Parallax Enterprises (14.3% each) exceeded what was ultimately offered to them (9.9% each) and that the ultimate proposal subjected them to certain management, ownership and redemption terms to which they had not agreed. Bonini and Kettlety are seeking damages in excess of $168 million.

Although Tellurian Investments believes the claims of Bonini and Kettlety are without merit, and Tellurian Investments intends to engage in a vigorous defense of this litigation, Tellurian Investments may not ultimately be successful, and any potential liability Tellurian Investments may incur is not reasonably estimable. Even if Tellurian Investments is successful, however, in the defense of this litigation, Tellurian Investments could incur costs, and suffer both an economic loss and an adverse impact to its reputation, which could have a material adverse effect on Tellurian Investments’ business.

Contingency Loss

Certain employees received non-cash compensation in the form of shares for services during 2016, the value of which compensation is not certain for the purpose of determining taxable wages. Tellurian Investments has accrued $2.6 million as wage withholding for these matters and believes the estimated liability is adequate to cover the ultimate resolution.

NOTE 9 — ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities consist of the following (in thousands):

December 31, 2016
Engineering, procurement and construction	$12,549
Legal and accounting services	2,323
Payroll and compensation	6,311
Contingency loss	2,560
Other	660

Total accounts payable and accrued liabilities	$24,403

Engineering, Procurement and Construction

In February 2016, Tellurian Investments engaged Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) to complete front-end engineering and design (“FEED”) for the Driftwood LNG Project, and in June 2016, Tellurian Investments engaged Bechtel to complete FEED work for the Driftwood Pipeline

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Project. Accounts payable and accrued liabilities related to engineering, procurement and construction costs relate primarily to our contracts for FEED services with Bechtel as well as subcontractors working on the project.

Payroll and Compensation Costs

Accrued payroll and compensation costs relate primarily to bonuses and accrued vacation amounts.

NOTE 10 — SHARE-BASED COMPENSATION

Tellurian Investments has granted stock and restricted stock to employees under the Tellurian Investments Inc. 2016 Omnibus Incentive Plan, as amended (the “Omnibus Plan”). The Omnibus Plan provides for a variety of stock-based and performance-based awards deemed by the Board of Directors or a committee appointed thereby to be consistent with the purpose of the Omnibus Plan. Types of awards under the Omnibus Plan may include stock options, restricted stock, phantom stock, vested stock, and other stock-based awards to employees, contract service providers, and outside directors.

The maximum number of shares of Tellurian Investments common stock issuable under the Omnibus Plan was 30,000,000 shares. As discussed in “Note 15, Subsequent Events,” the amount of additional shares issuable under the Omnibus Plan was temporarily limited by the terms of the Merger Agreement. As of December 31, 2016, including the Merger Agreement limitation, there were 18,997,000 shares remaining available for issuance. Subject to the terms of applicable award agreements, the Omnibus Plan provided for certain methods of vesting and replacement of awards in the event of a change in control, voting and participation in dividends, and restrictions on the transferability of awards, and required the forfeiture of the awards for termination of continuous service.

For the twelve months ended December 31, 2016, Tellurian Investments recognized stock-based compensation expense related to restricted stock amortization, unrestricted stock and share-based compensation awards of $24.5 million. The estimated fair value of all share-based compensation granted in the twelve months ended December 31, 2016 is between $2.00 and $3.91 per share.

Through May 2016, Tellurian Investments determined the fair value of stock compensation using the price paid for private placements of stock. Accordingly, we classified this fair-value measurement as a Level 2 input. Beginning in June 2016, the fair value of stock-based compensation was determined through the use of a model which utilizes certain observable inputs such as the price of Magellan common stock at various points in time as well as unobservable inputs related to the weighted probabilities of certain Merger-related scenarios at each valuation date. As a private company at the time of issuance, the model includes a discount for the lack of marketability of Tellurian Investments common stock as determined through the use of commonly accepted methods. We have therefore classified the fair value measurements used for share-based compensation as Level 3 inputs.

Stock Compensation Granted Under the Omnibus Plan

As of December 31, 2016, 8,848,000 restricted shares and 2,155,000 shares of unrestricted common stock had been granted and issued under the Omnibus Plan. Share-based compensation expense of $6.5 million related to the unrestricted common stock granted under the Omnibus Plan was recognized during the twelve months ended December 31, 2016. Certain restricted stock awards vest upon either FID (the “FID Awards”) or the successful closing of the Merger (the “Merger Awards”). As of December 31, 2016, Tellurian Investments does not believe FID is considered probable of occurring at this time and therefore has not recorded share-based compensation expense related to those restricted stock awards. The

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weighted average grant date fair value per share and the total grant date fair value of the FID Awards granted during 2016 were $3.52 per share and $31.1 million, respectively. As of December 31, 2016, Tellurian Investments views the closing of the Merger as probable and has recorded share-based compensation expense of $0.3 million related to the Merger Awards. The grant date fair value per share and the total grant date fair value of the Merger Awards granted during 2016 were $3.91 per share and $0.4 million, respectively.

The restrictions on the FID Awards will expire upon the affirmative FID (as described below); provided, however, such restrictions will expire on such date only if:

•	the employee maintains continuous service from the date of the grant through the applicable vesting date; or

•	the employee’s continuous service is terminated by Tellurian Investments without cause or by the employee for good reason and in either event FID occurs within five years after such termination.

For purposes of the FID Awards, FID means a decision by Tellurian Inc.’s Board of Directors to move forward with a project, the project site and construction thereon, following (i) determination by Tellurian Investments that such site has met the appropriate suitability criteria, (ii) Tellurian Investments securing a long-term option on such site, (iii) Tellurian Investments securing financing deemed sufficient by Tellurian Inc.’s Board of Directors, and (iv) the completion of the front-end engineering and design process.

Stock Compensation Granted Outside the Omnibus Plan

In March 2016, Tellurian Investments’ Board of Directors granted a total of 1,750,000 shares of vested stock to various employees. The vested stock was granted prior to the existence of the Omnibus Plan. The estimated fair value of these awards on the grant date was determined to be $2.00 per share.

In April 2016, Tellurian Investments’ Board of Directors approved 1,050,000 shares to be purchased at a discount by two executive officers as a form of compensation. The difference between the purchase price of $0.50 and the estimated fair value is recorded as compensation to the officers. The estimated fair value of these awards on the grant date was determined to be $2.00 per share.

In August 2016, Tellurian Investments’ Board of Directors approved 4,500,000 shares to be purchased at a discount by an executive officer as a form of compensation. The difference between the purchase price of $2.00 and the estimated fair value is recorded as compensation to the officer. The estimated fair value of this award on the grant date was determined to be $3.50 per share.

In September 2016, Tellurian Investments’ Board of Directors approved 2,000,000 shares to be purchased at a discount by two executive officers as a form of compensation. The difference between the purchase price of $0.50 and the estimated fair value is recorded as compensation to the officers. The estimated fair value of these awards on the grant date was determined to be $3.45 per share.

NOTE 11 — EMPLOYEE BENEFITS

The Company has a defined contribution plan (the “401(k) Plan”) which allows eligible employees to contribute up to 90% of their compensation up to the Internal Revenue Service (“IRS”) maximum. The Company matches each employee’s salary deferrals at 100% of the first 6% of employee contributions and may make additional contributions at its discretion. Employees are immediately vested in the contributions made by us. The Company’s contributions to the 401(k) Plan were $159 thousand for the twelve months ended December 31, 2016. The Company has made no discretionary contributions to the 401(k) Plan to date.

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NOTE 12 — INCOME TAXES

The sources of loss from operations before income taxes for the twelve months ended December 31, 2016 were as follows (in thousands):

Year Ended December 31, 2016
Domestic	$(95,739)
Foreign	(1,082)

Total loss before income taxes	$(96,821)

The differences between income taxes expected at the U.S. federal statutory income tax rate of 35% and the reported income tax benefit are summarized as follows (in thousands):

Year Ended December 31, 2016
Income tax benefit at federal statutory rate	$(33,887)
Share-based compensation	5,911
Increase in valuation allowance	26,398
Other	1,412

Income tax benefit	$(166)

The provision for income tax benefit consisted of the following (in thousands):

Year Ended December 31, 2016
Current:
Federal	$—
State	4

Total current	4

Deferred:
Federal	(170)
State	—

Total deferred	(170)

Total income tax benefit (provision)	$(166)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered.

Significant components of deferred tax assets and liabilities are comprised of the following (in thousands):

Year Ended December 31, 2016
Deferred tax assets
Capitalized engineering costs	$11,749
Capitalized start-up costs	7,489
Compensation and benefits	2,052
Net operating losses — federal	4,230
Other, net	878

Deferred tax assets, net	26,398
Less valuation allowance	(26,398)

Deferred tax assets, net of valuation allowance	$—

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Deferred income tax assets and liabilities resulted principally from capitalized engineering costs, capitalized start-up costs, property, plant and equipment and compensation and benefits accruals. Deferred tax assets and deferred tax liabilities are classified as non-current on the Consolidated Balance Sheet.

At December 31, 2016, we had federal net operating loss (“NOL”) carryforwards of approximately $12.1 million. These NOL carryforwards will expire in 2036.

We reduce our deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. As we have not yet begun generating revenues or reached FID, the Company has established a full valuation allowance of $26.4 million in the period ended December 31, 2016, against its net deferred tax assets in excess of the deferred tax liabilities.

The Company is subject to income taxes in the U.S. federal and various state jurisdictions and the United Kingdom. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on the technical merits of the positions. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Interest and penalties on uncertain tax positions, if any, are recognized in income tax expense in the period in which they occur. The federal, foreign and state tax returns for 2016 remain open for all purposes of examination by the IRS and other taxing authorities. As of December 31, 2016, the Company had no unrecognized tax benefits related to uncertain tax positions.

NOTE 13 — STOCKHOLDERS’ EQUITY

Overview

Stockholders’ equity at December 31, 2016 resulted from various private placements of Tellurian Investments common and preferred stock, restricted stock awards, and discounted purchases by employees (see also “Note 10, Share-Based Compensation”). During the year ended December 31, 2016, proceeds of $59 million and $25 million were received in private placements of common stock and preferred stock, respectively. Equity offering costs of $1.8 million were incurred and are included within additional paid-in capital on the Consolidated Balance Sheet. There are no current outstanding equity commitments of the stockholders.

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Tellurian Investments Preferred Shares

On November 23, 2016, Tellurian Investments entered into a preferred stock purchase agreement (the “Preferred SPA”) with GE Oil & Gas, Inc., a Delaware corporation and subsidiary of General Electric Company (“GE”), pursuant to which GE purchased 5,467,851 shares of Tellurian Investments Series A convertible preferred stock (the “Tellurian Investments Preferred Shares”) for an aggregate purchase price of $25 million.

In connection with the Preferred SPA, Tellurian Investments amended and restated its certificate of incorporation (as amended and restated, the “Tellurian Investments Charter”) and Magellan agreed to adopt, upon the closing of the Merger, a certificate of designations of Series B convertible preferred stock (the “Magellan Certificate of Designations”), each of which designate the Tellurian Investments Preferred Shares and the rights, preferences, privileges, and limitations thereof. The Tellurian Investments Preferred Shares remained outstanding as preferred stock of the surviving corporation in the Merger, which became a subsidiary of Magellan on February 10, 2017. After the Merger, Magellan Petroleum Corporation was renamed Tellurian Inc. Pursuant to the Tellurian Investments Charter and Magellan Certificate of Designations, upon completion of the Merger, each Tellurian Investments Preferred Share became convertible or exchangeable at any time into either (i) one share of Tellurian Inc. common stock or (ii) one share of a new class of Tellurian Inc. Series B convertible preferred stock, which has terms substantially similar to those of the Tellurian Investments Preferred Shares as summarized below (each, a “Tellurian Inc. Preferred Share”). Together, the Tellurian Investments Preferred Shares and the Tellurian Inc. Preferred Shares are referred to as the “Preferred Shares.”

The general terms of the Preferred Shares are as follows:

•	Voting Rights. Holders of the Preferred Shares are generally entitled to one vote for each Preferred Share held by them, except that GE was not entitled to vote on the approval of the Merger or any other matter directly related to the Merger.

•	Optional and Mandatory Conversion before the Merger. Each Tellurian Investments Preferred Share was convertible into Tellurian Investments common stock at a ratio of 0.76923 shares of Tellurian Investments common stock per Tellurian Investments Preferred Share in certain circumstances if the Merger was not completed. In addition, if the Merger was not consummated, each Tellurian Investments Preferred Share was mandatorily convertible into Tellurian Investments common stock on the sixth anniversary of the issuance at a ratio of 0.76923 shares of Tellurian Investments common stock per Tellurian Investments Preferred Share.

•	Exchange after the Merger. Following the Merger, holders of the Tellurian Investments Preferred Shares may exchange all (but not less than all) of such shares for shares of Tellurian Inc. common stock on a one-for-one basis. Alternatively, following the Merger, holders of the Tellurian Investments Preferred Shares may exchange all (but not less than all) of such shares for Tellurian Inc. Series B convertible preferred stock on a one-for-one basis, and those shares may be subsequently converted into Tellurian Inc. common stock on the same basis.

•	Mandatory Conversion after the Merger. If the holders of the Tellurian Investments Preferred Shares (or, following an exchange, holders of the Tellurian Inc. Preferred Shares) have not converted such shares for Tellurian Inc. common stock on or before November 23, 2022, such shares will automatically be converted into Tellurian Inc. common stock on a one-for-one basis. Each conversion ratio is subject to customary anti-dilution adjustments.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

•	Dividends. The Preferred Shares do not have dividend rights.

•	Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of Tellurian Investments or Tellurian Inc., as applicable, after payment or provision for payment of the debts and other liabilities of the relevant company, holders of the Preferred Shares will be entitled to receive an amount in cash equal to $4.57218 for each Preferred Share held by it before any distribution is made to holders of shares of Tellurian Inc. common stock.

•	Other. In connection with the Preferred SPA, Tellurian Investments and Magellan also agreed (i) to provide GE, as holder of the Preferred Shares, with certain registration rights relating to the Tellurian Inc. common stock GE may receive upon conversion or exchange of Preferred Shares and (ii) that Tellurian Investments or Tellurian Inc., as applicable, will consider purchasing certain equipment from GE for use in the development of the Driftwood LNG Project.

Also on November 23, 2016, Magellan and GE entered into a Guaranty and Support Agreement pursuant to which Tellurian Inc., contingent on the closing of the Merger, guaranteed to GE the performance of all of the obligations of Tellurian Investments in connection with the Preferred SPA (the “GE Guaranty and Support Agreement”) including with respect to registration rights as noted above.

Embedded Derivative

The Tellurian Investments Preferred Shares may be exchanged for preferred or common shares of Magellan (or Tellurian Inc. after the Merger) which must be bifurcated from the contract and valued as an embedded derivative. The Company allocated proceeds from the issuance of the Tellurian Investments Preferred Shares to the embedded derivative, with the remainder of the proceeds allocated to the Tellurian Investments Preferred Shares in equity. This value represents the value of the holders’ ability to exchange the instrument into shares of Tellurian Inc. after the Merger.

The fair value of the embedded derivative is determined through the use of a model which utilizes certain observable inputs such as the price of Magellan common stock at various points in time and the volatility of Magellan common stock over an assumed one-year holding period, as well as unobservable inputs related to the weighted probabilities of certain Merger-related scenarios at each valuation date. As Tellurian Investments was a private company at the time of issuance, the model includes a discount for the lack of marketability determined through the use of commonly accepted methods. We have therefore classified the fair value measurements of this embedded derivative as Level 3 inputs, and changes in the unobservable inputs may materially impact the fair value measurement in future periods.

The Company has marked this derivative feature to market as of December 31, 2016, with changes included in the Consolidated Statement of Operations as follows (in thousands):

Initial fair value	$5,445
Loss on exchange feature	3,308

Ending fair value	$8,753

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 14 — EARNINGS PER COMMON SHARE

The following table summarizes the computation of basic and diluted loss per share (in thousands, except per-share amounts):

Year Ended December 31, 2016
Net loss attributable to common stockholders	$(96,655)

Basic weighted average common shares outstanding	73,689

Loss per share:
Basic and diluted	$(1.31)

Basic loss per share is based upon the weighted average number of shares of common stock outstanding during the period. Diluted loss per share would include the effect of unvested restricted stock awards and the Tellurian Investments Preferred Shares; however, such items were not considered in the calculation of the diluted weighted average common shares outstanding since they would be anti-dilutive. Potentially dilutive securities excluded from the calculation of diluted shares outstanding for the year ended December 31, 2016, are as follows:

Unvested restricted shares	8,848
Common shares issuable upon conversion of Tellurian Investments Preferred Shares	4,206

Total	13,054

NOTE 15 — SUBSEQUENT EVENTS

Closing of the TOTAL Stock Purchase Agreement

On December 19, 2016, Tellurian Investments entered into a common stock purchase agreement (the “Common SPA”) with TOTAL pursuant to which TOTAL agreed to purchase 35.4 million shares of Tellurian Investments common stock for an aggregate purchase price of $207 million. In connection with the Common SPA, Tellurian Investments, Magellan, and Merger Sub entered into a second amendment to the Merger Agreement (the “TOTAL Merger Agreement Amendment”). Among other things, the TOTAL Merger Agreement Amendment (i) permitted Tellurian Investments to enter into the Common SPA and issue the Tellurian Investments common stock to TOTAL, (ii) increased the temporary restriction under the Merger Agreement of the maximum number of shares of Tellurian Investments common stock (or its equivalent) issuable to current and prospective employees of the Company under the Omnibus Plan between August 2, 2016 and the closing of the Merger from 10,000,000 to 13,000,000, (iii) provided for the appointment of one board designee of TOTAL to the Board of Directors of Tellurian Inc. effective upon the closing of the Merger, and (iv) extended the “Outside Date” (as defined in the Merger Agreement) from January 31, 2017 to February 28, 2017.

On January 3, 2017, at the closing of the Common SPA, (i) Magellan and TOTAL entered into a guaranty and support agreement, pursuant to which Magellan (or Tellurian Inc. after the Merger), contingent on the closing of the Merger, guaranteed to TOTAL the performance of all of the obligations of Tellurian Investments in connection with the Common SPA (the “TOTAL Guaranty and Support Agreement”); and (ii) Tellurian Investments and TOTAL entered into a preemptive rights agreement, pursuant to which TOTAL was granted a right to purchase its pro-rata portion of any new equity securities that Tellurian Investments may issue to a third party on the same terms and conditions as such equity securities are offered and sold to such party, subject to certain excepted offerings.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Completion of the Merger with Magellan

On August 2, 2016, Tellurian Investments, Magellan, and Merger Sub entered into a Merger Agreement. Pursuant to the Merger Agreement, each outstanding share of common stock, par value $0.001 per share, of Tellurian Investments was to be exchanged for 1.300 shares of common stock, par value $0.010 per share, of Magellan, and Merger Sub was to merge with and into Tellurian Investments , with Tellurian Investments continuing as the surviving corporation and a direct subsidiary of Magellan. The Merger was completed on February 10, 2017, and, concurrent with the Merger, Magellan Petroleum Corporation was renamed Tellurian Inc. Immediately following the Merger, the pre-Merger shareholders of Tellurian Investments held or had the right to receive approximately 96.3% of the outstanding Tellurian Inc. common stock. The Merger will be accounted for as a “reverse acquisition,” with Tellurian Investments presented as the acquirer for accounting purposes.

Prior to the Merger, Magellan was an independent oil and gas exploration and production company. Historically active internationally, Magellan also owned interests in the Horse Hill-1 well and related licenses in the Weald Basin, onshore UK, and an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia. Magellan conducted its operations through two wholly owned subsidiaries corresponding to the geographical areas in which it operated: Magellan Petroleum (UK) Limited and Magellan Petroleum Australia Pty Ltd.

In connection with the Merger and pursuant to a purchase and sale agreement (the “Magellan PSA”), Magellan issued 90,350 shares of common stock to the former owners of the membership interests in Nautilus Technical Group LLC and Eastern Rider LLC, including an entity controlled by J. Thomas Wilson, former CEO and director of Magellan (collectively, the “Sellers”). Pursuant to the Magellan PSA, Magellan had agreed to issue to the Sellers an aggregate of 90,350 shares of Magellan common stock in exchange for all rights of the Sellers to a contingent production payment of up to $5.0 million potentially payable by Magellan to the Sellers relating to production from a field formerly owned by Magellan.

In addition, in connection with the Merger, Magellan issued 409,800 shares of common stock to Petrie Partners Securities, LLC, Magellan’s financial advisor with respect to the Merger, as part of a fee payable by Magellan in connection with the completion of the Merger.

Upon the completion of the Merger, all Tellurian Investments Preferred Shares held by GE became convertible or exchangeable into either (i) one share of the common stock of Tellurian Inc. or (ii) one Tellurian Inc. Preferred Share, which has provisions substantially the same as a Tellurian Investments Preferred Share. The Tellurian Investments Preferred Shares represented 2.7% of the total outstanding shares (common and preferred) of Tellurian Investments immediately following the completion of the Merger.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Tellurian Inc. and Subsidiaries

Houston, Texas

We have audited the accompanying balance sheets of Tellurian Services LLC (the “Company”) as of April 9, 2016 and December 31, 2015 and 2014, and the related statements of operations, members’ capital, and cash flows for the period from January 1, 2016 through April 9, 2016, and for the years ended December 31, 2015 and 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tellurian Services LLC as of April 9, 2016 and December 31, 2015 and 2014, and the results of its operations and its cash flows for the period from January 1, 2016 through April 9, 2016 and for the years ended December 31, 2015 and 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 15, 2017

TELLURIAN SERVICES LLC

BALANCE SHEETS

(in thousands)

	April 9, 2016	December 31,
		2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$210	$589	$258
Accounts receivable	9	10	49
Accounts receivable due from related parties	130	98	1,075
Prepaid expenses and other current assets	28	41	22

Total current assets	377	738	1,404

Property, plant and equipment, net	480	148	111
Note receivable due from related party	251	251	—

Total Assets	$1,108	$1,137	$1,515

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$519	$164	$400
Accounts payable due to related parties	642	388	462

Total current liabilities	1,161	552	862

Commitments and contingencies (Note 4)

Members’ capital:
Members’ capital	22	22	22
Accumulated (deficit) earnings	(75)	563	631

Total members’ capital	(53)	585	653

Total Liabilities and Members’ Capital	$1,108	$1,137	$1,515

The Notes to the Financial Statements are an integral part of these statements.

TELLURIAN SERVICES LLC

STATEMENTS OF OPERATIONS

(in thousands)

	For the period from January 1, 2016 through April 9, 2016	For the Year Ended December 31,
		2015	2014
Revenue	$—	$1,375	$1,376
Revenue, related party	31	311	84

Total revenue	31	1,686	1,460

Costs and expenses:
Operating expenses	52	263	129
General and administrative	617	1,318	700

Total operating expenses	669	1,581	829

(Loss) income from operations	(638)	105	631

Net (loss) income	$(638)	$105	$631

The Notes to the Financial Statements are an integral part of these statements.

TELLURIAN SERVICES LLC

STATEMENT OF MEMBERS’ CAPITAL

(in thousands)

	Members’ Capital	Accumulated (Deficit) Earnings	Total Members’ Capital
Balance, January 1, 2014	$—	$—	$—
Members’ contribution	22	—	22
Net income	—	631	631

Balance, December 31, 2014	22	631	653

Members’ distributions	—	(173)	(173)
Net income	—	105	105

Balance, December 31, 2015	22	563	585

Net loss	—	(638)	(638)

Balance, April 9, 2016	$22	$(75)	$(53)

The Notes to the Financial Statements are an integral part of these statements.

TELLURIAN SERVICES LLC

STATEMENTS OF CASH FLOWS

(in thousands)

	For the period from January 1, 2016 through April 9, 2016	For the Year Ended December 31,
		2015	2014
Cash flows from operating activities:
Net (loss) income	$(638)	$105	$631
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	8	18	4
Related party bad debt expense	—	102	—
Loss on disposal of assets	3	—	—
Changes in operating assets and liabilities:
Accounts receivable	1	39	(49)
Accounts receivable due from related party	(32)	875	(1,075)
Prepaid expenses and other current assets	13	(19)	(22)
Accounts payable and accrued liabilities	281	(236)	400
Accounts payable due to related party	253	(74)	462

Net cash provided by (used in) operating activities	(111)	810	351

Cash flows from investing activities:
Purchase of property and equipment	(268)	(55)	(115)
Notes receivable due from related party	—	(251)	—

Net cash used in investing activities	(268)	(306)	(115)

Cash flows from financing activities:
Proceeds from the issuance of member interest	—	—	22
Distributions	—	(173)	—

Net cash provided by (used in) financing activities	—	(173)	22

Net increase (decrease) in cash and cash equivalents	(379)	331	258
Cash and cash equivalents, beginning of the year	589	258	—

Cash and cash equivalents, end of the year	$210	$589	$258

Supplemental Disclosures:
Net cash paid for income taxes	$—	$7	$—
Property, plant and equipment non-cash accruals	75	—	—

The Notes to the Financial Statements are an integral part of these statements.

TELLURIAN SERVICES LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Tellurian Services LLC (“Tellurian Services”), organized under Delaware law as a limited liability company, was formed on December 18, 2013. Tellurian Services was formerly known as Parallax Services LLC prior to its membership interests being purchased and it being renamed in April 2016. Tellurian Services was formed primarily to engage in liquefied natural gas (“LNG”)-specific consulting services as well as back-office and general and administrative support services to Parallax Enterprises LLC (“Parallax Enterprises”) and its 100% owned subsidiaries as well as Parallax Energy LLC (“Parallax Energy”) and its 100% owned subsidiaries (see “Note 2 — Transactions with Related Parties”).

On July 1, 2014, Tellurian Services entered into a contract with Origin Energy to provide quarterly market intelligence related to the LNG markets. The contract provided for quarterly payments of approximately $688 thousand for each report. This contract represented the majority of Tellurian Services’ revenues for both 2014 and 2015. This contract was terminated in July 2015. As a result, there were no third party revenues in the period ended April 9, 2016.

On April 9, 2016 Tellurian Investments Inc. acquired Tellurian Services in an all-stock transaction with consideration totaling $1.2 million and acquisition costs of $30 thousand.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results may differ from these estimates. Changes in estimates are recorded prospectively.

Cash and Cash Equivalents

Tellurian Services considers all highly liquid investments with an original maturity of three months or less to be cash equivalents and typically exceed federally insured limits.

Accounts Receivable

Accounts receivable are primarily from cost reimbursements as a result of back-office and general and administrative support services with related parties. Tellurian Services routinely reviews outstanding balances, assesses the financial strength of its customers, and records a reserve for amounts not expected to be fully recovered. The need for an allowance is determined based upon reviews of individual accounts, historical losses, existing economic conditions and other pertinent factors. Tellurian Services recognized related party bad debt expense of $102 thousand for the year ended December 31, 2015. No bad debt expense was recorded for the period ended April 9, 2016 or the year ended December 31, 2014. See Note 2, Transactions with Related Parties, for additional information related to bad debt expense recognized.

TELLURIAN SERVICES LLC

NOTES TO FINANCIAL STATEMENTS — CONTINUED

Transactions with Related Parties

Tellurian Services has receivables with related parties as a result of back-office and general and administrative support services provided and payables as a result of timing of deposits made in advance of services to be provided. Tellurian Services does not consider the accounts or notes receivable from related parties to be uncollectible.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs and general and administrative activities are expensed as incurred. Tellurian Services depreciates its property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in other operating costs and expenses.

Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value

At April 9, 2016, and December 31, 2015 and 2014, property, plant and equipment consisted primarily of leasehold improvements related to the Tellurian Services office lease and associated office furniture, fixtures and equipment. The estimated useful lives are 10 years and 5 to 15 years for the leasehold improvements and office furniture, fixtures and equipment, respectively. Amounts recorded to depreciation expense for the period ended April 9, 2016 and the years ended December 31, 2015 and 2014, was $8 thousand, $18 thousand and $4 thousand, respectively. Accumulated depreciation as of April 9, 2016, December 31, 2015, and December 31, 2014 was $30 thousand, $22 thousand and $4 thousand, respectively. Depreciation expense is recorded within General and administrative on the statements of operations.

Revenue Recognition

Tellurian Services recognizes consulting-related revenues over the contractual term of the arrangement or the expected period during which those specified services will be performed, whichever is longer, unless evidence suggests that the revenue is earned or obligations are fulfilled in a different pattern.

Income Taxes

Tellurian Services was organized as a Delaware limited liability company and is treated as a flow-through entity for U.S. federal income tax purposes. Under U.S. federal income tax law, limited liability companies that elect partnership taxation are not taxable entities. Therefore, a provision for income tax has not been recorded in the accompanying financial statements. The owners as of the time of the accompanying financial statements were individually responsible for reporting their share of Tellurian Services’ income or loss on their income tax returns.

TELLURIAN SERVICES LLC

NOTES TO FINANCIAL STATEMENTS — CONTINUED

Although Tellurian Services is a non-taxpaying entity for federal income tax purposes, certain states require a tax similar to an income tax. Texas imposes a franchise tax (commonly referred to as the Texas margin tax) on gross revenues less certain deductions, as specifically set forth in the Texas margin tax statute. The Texas margin tax applies to corporations and limited liability companies, general and limited partnerships (unless otherwise exempt), limited liability partnerships, trusts (unless otherwise exempt), business trusts, business associations, professional associations, joint stock companies, holding companies, joint ventures and certain other business entities having limited liability protection. Tellurian Services’ Texas margin tax for the period ended April 9, 2016, December 31, 2015 and December 31, 2014 was insignificant (less than ten thousand dollars in each period presented) and thus was not separately presented in the financial statements. Tax expense is recorded within General and administrative on the statements of operations.

As required by the uncertain tax position guidance in ASC 740, Accounting for Uncertainty in Income Taxes, Tellurian Services recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Tellurian Services does not have any uncertain tax positions.

Tellurian Services files a U.S. Return of Partnership Income along with various other state filings. In the normal course of business, Tellurian Services may be audited by any of these taxing authorities. As of April 9, 2016, Tellurian Services is not currently undergoing any tax examinations.

Net Income Per Unit

Tellurian Services has omitted net income per unit due to no units being issued. In lieu of issuing units, the members’ percentage interest set forth in Tellurian Services’ operating agreement is a 50% interest to each member as of the time of the accompanying financial statements.

Comprehensive Income

Tellurian Services has no elements of comprehensive income other than net income.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing, and uncertainty of the use of revenues. The update, after a deferral by one year in August 2015 by the FASB, subsequently titled ASU 2015-14 Revenue from Contracts with Customers (Topic 606) is effective for Tellurian Services for the annual period ending after December 15, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. Tellurian Services has not yet selected a transition method and is evaluating the potential impact this standard will have on its financial statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The update provides guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The update is effective for financial statements issued for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Tellurian Services is evaluating the potential impact this new standard will have on its financial statements and related disclosures.

TELLURIAN SERVICES LLC

NOTES TO FINANCIAL STATEMENTS — CONTINUED

In February 2016, the FASB issued ASU 2016-02, Leases. The update requires lessees to recognize lease assets and lease liabilities on the statement of financial position. A modified retrospective transition approach is required for annual and interim periods beginning on or after December 15, 2018. Early adoption is permitted. Tellurian Services is evaluating the potential impact this new standard will have on its financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15 Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The update is effective for financial statements issued for annual periods beginning after December 15, 2017 and for interim periods within those fiscal years. The amendments in this update will be applied using a retrospective transition method to each period presented. Early adoption is permitted. Tellurian Services is evaluating the potential impact this new standard will have on its financial statements and related disclosures.

NOTE 2 — TRANSACTIONS WITH RELATED PARTIES

As of April 9, 2016, Tellurian Services had entered into agreements with entities to provide certain general administrative and management services for a term of one year with automatic yearly extensions, including, without limitation, the sourcing, structuring and negotiation of potential business acquisitions and customer contracts (“the Agreements”).

All activity conducted under the Agreements are included in Accounts receivable due from related parties and Accounts payable due to related parties on the balance sheets. Salary expense allocated to related parties is recorded within Operating expenses on the statements of operations. Salary expense for employees working on behalf of the related parties recorded for the period ended April 9, 2016 and the year ended December 31, 2015 was $52 thousand and $105 thousand, respectively. No salary expense was incurred to related parties for the year ended December 31, 2014.

The outstanding balances in Accounts receivable due from related parties and Accounts payable due to related parties are related to general administrative and management services provided to Parallax Enterprises and its 100% owned subsidiaries as well as Parallax Energy and its 100% owned subsidiaries. Two of the four officers of Parallax Enterprises, Mr. Martin Houston and Mr. Christopher Daniels, were also members of Tellurian Services until Tellurian Services was acquired by Tellurian Investments Inc. on April 9, 2016. Parallax Energy and its 100% owned subsidiaries are wholly owned by Mr. Martin Houston, a member of Tellurian Services.

Tellurian Services had the following outstanding accounts receivable and accounts payable to related parties and their respective 100% owned subsidiaries (in thousands):

Accounts receivable due from related party	As of April 9, 2016	As of December 31, 2015	As of December 31, 2014
Parallax Enterprises LLC (1)	$793	$951	$991
Parallax Energy LLC	110	97	84
Tellurian Investments Inc.	17	—	—
Parallax Fund V Investco LLC	3	1	—

Total related party accounts receivable	$923	$1,049	$1,075

TELLURIAN SERVICES LLC

NOTES TO FINANCIAL STATEMENTS — CONTINUED

Accounts payable due to related party	As of April 9, 2016	As of December 31, 2015	As of December 31, 2014
Parallax Enterprises LLC (1)	$1,046	$1,257	$—
Parallax Energy LLC	124	82	287
Tellurian Investments Inc.	265	—	—
Parallax Fund V Investco LLC	—	—	175

Total related party accounts payable	$1,435	$1,339	$462

(1)	The Parallax Enterprises LLC related party payable amounts as of December 31, 2015 and April 9, 2016 are netted on the balance sheet by the amounts due to the Company. The amounts have been presented gross in the above table.

In accordance with the netting agreement, effective date September 2016, between Tellurian Services and Parallax Enterprises, the outstanding accounts receivable and accounts payable balances related to Parallax Enterprises and its 100% owned subsidiaries are netted on the balance sheet for all period presented. The net position of all the balances as of April 9, 2016, December 31, 2015 and December 31, 2014 were a payable balance of $253 thousand and $306 thousand and a receivable balance of $991 thousand, respectively.

Under each Agreement, Tellurian Services is compensated by each entity for its services with a fee equal to $25 thousand paid annually. The total revenue recorded under these Agreements for the period ended April 9, 2016 and for the years ended December 31, 2015 and 2014 was approximately $31 thousand, $311 thousand, and $84 thousand, respectively. During the year ended December 31, 2015, service revenues receivables for three entities, 100% owned by Mr. Martin Houston, had become deemed uncollectible and charged to bad debt expense in the amount of $102 thousand.

Tellurian Services transacted on behalf of some of the above noted related parties before the Agreements were effective. On behalf of Parallax Enterprises, Tellurian Services paid legal expenses of $68 thousand, LNG project modelling costs of $24 thousand, engineering costs of $14 thousand, insurance costs of $5 thousand and a land option payment of $162 thousand. On behalf of Parallax Fund V Investco LLC, Tellurian Services received payments in the amount of $125 thousand that was then later deposited into Parallax Fund V Investco LLC’s operating accounts. The transactions on behalf of Parallax Enterprises occurred before the effective date of the Agreement and are represented in Accounts receivable due from related parties on the balance sheets. The transactions on behalf of Parallax Fund V Investco LLC occurred before the effective date of the Agreement and are represented in Accounts payable due to related parties on the balance sheets.

In November 2015, Tellurian Services issued an interest free $251 thousand note receivable to Mr. Martin Houston, a 50% member of Tellurian Services. The note was used to provide the collateral required to secure a $500 thousand line of credit as part of a covenant related to Tellurian Services’ office lease. See Note 4, Commitments and Contingencies, for additional information about the office lease.

NOTE 3 — MEMBERS’ CAPITAL

Tellurian Services’ operations are governed by the provisions of an operating agreement (the “LLC Agreement”). There are no current outstanding equity commitments of the members. Allocations of net income and loss are allocated to the members based on a hypothetical liquidation.

TELLURIAN SERVICES LLC

NOTES TO FINANCIAL STATEMENTS — CONTINUED

Limitations of Members’ liabilities

Pursuant to the LLC Agreement (and as is customary for limited liability companies), the liability of the members is limited to their contributed capital.

LLC Interest Issuance

Martin Houston’s contribution of $22 thousand represents the sole contribution by a member to Tellurian Services for all periods presented.

NOTE 4 — COMMITMENTS AND CONTINGENCIES

Leases and contractual commitments

Tellurian Services’ contractual obligations pertain to office leases. Future non-cancelable commitments related to these obligations as of April 9, 2016 are presented below (in thousands):

	Remainder - 2016	2017	2018	2019	2020	2021	Thereafter	Total
Office lease	$448	$621	$629	$636	$644	$651	$2,681	$6,310

Office

On June 12, 2014 Tellurian Services entered into a lease with a term of approximately five years with Brookfield Properties Corporation for its corporate headquarters located in Houston, Texas. In connection with this lease, Tellurian Services has one five-year renewal option. Amounts noted in the tabular disclosure above do not include the optional renewal period. Rent expense of $53 thousand was recognized for the period ended April 9, 2016 in General and administrative with Statements of Operations.

Letters of Credit Outstanding

Tellurian Services’ letter of credit related to the office lease of $500 thousand is secured by Martin Houston. No amounts have been drawn against this letter of credit. See Note 2, Transactions with Related Parties, for additional information.

Legal Matters

Bonini-Kettlety Lawsuit

On May 23, 2016, Simon Bonini and Paul Kettlety (“Bonini and Kettlety”) filed a lawsuit against Tellurian Investments and Tellurian Services, along with each of Messrs. Houston and Daniels and certain entities in which each of Messrs. Houston and Daniels own membership interests, as applicable, in the District Court of Harris County, Texas, alleging among other things, breach of contract, promissory estoppel, quantum meruit, fraud/fraudulent concealment, negligent misrepresentation, breach of fiduciary duty, usurpation/diversion of corporate opportunity, conversion, civil conspiracy and implied partnership.

Bonini and Kettlety allege that there was a binding agreement between Bonini and Kettlety and Messrs. Houston and Daniels to sell an interest in Parallax Enterprises to Bonini and Kettlety and that the ultimate proposed ownership of Parallax Enterprises which was agreed to by Messrs. Houston, Daniels

TELLURIAN SERVICES LLC

NOTES TO FINANCIAL STATEMENTS — CONTINUED

and two other members of Parallax Enterprises did not reflect the parties’ agreement. Bonini and Kettlety allege that their agreed upon ownership in Parallax Enterprises (14.3%, each) exceeded what was ultimately offered to them (9.9%, each) and that the ultimate proposal subjected them to certain management, ownership and redemption terms to which they had not agreed. Bonini and Kettlety are seeking damages in excess of $168 million.

Although Tellurian Services believes the claims of Bonini and Kettlety are without merit, and Tellurian Services intends to engage in a vigorous defense of this litigation, Tellurian Services may not ultimately be successful and any potential liability Tellurian Services may incur is not reasonably estimable. Even if Tellurian Services is successful, however, in the defense of this litigation, Tellurian Services could incur costs and suffer both an economical loss and an adverse impact on reputation, which could have a material adverse effect on Tellurian Services’ business.